EXHIBIT 99


                                                                         2003-11
[LOGO] HECLA
   MINING COMPANY      NEWS RELEASE


             HECLA ESTIMATES RECORD LOW-COST 2003 SILVER PRODUCTION;
                          REPORTS FIRST HALF PRODUCTION
                              FOR IMMEDIATE RELEASE
                                  July 8, 2003

         COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL:NYSE) today announced it is lowering its 2003 silver total cash cost estimate to less than $2 per ounce, a new record low cost for the 112-year-old company. Estimated 2003 production of 9 million ounces of silver at an average total cash cost of less than $2 per ounce maintains Hecla's position as the lowest-cost primary public silver producer in North America. In 2002, Hecla produced a record 8.7 million ounces of silver, at an average total cost per ounce of $2.16. Hecla's silver production has been increasing as production costs have been going down. Hecla also estimates it will produce approximately 215,000 ounces of gold in 2003, at an estimated average total cash cost of $150 per ounce.

         During the first half of 2003, Hecla produced a total of 4.8 million ounces of silver and more than 105,000 ounces of gold. Silver production came from Hecla's San Sebastian mine in Mexico, which produced approximately 2 million ounces; the Greens Creek mine in Alaska, at 1.6 million ounces of silver; and the Lucky Friday mine in northern Idaho, producing more than 1.2 million ounces. The La Camorra mine in Venezuela was responsible for the majority of Hecla's gold production during the first six months of the year, producing about 67,000 ounces of gold. Also contributing to gold production were the San Sebastian and Greens Creek mines, at approximately 23,000 ounces and 15,000 ounces of gold, respectively.

         Hecla's President and Chief Executive Officer Phillips S. Baker, Jr., said, "We continue to achieve our goal of an increasing production profile while maintaining very low costs and high returns on invested capital. Both our silver and gold properties are performing well and we have high expectations for the future. We have earmarked a good portion of our cash for development projects and exploration programs aimed at increasing our production of both gold and silver in the future, and our current plan is to


       6500 N Mineral Drive, Suite 200 * Coeur d'Alene, Idaho 83815-9408 *
                        208/769-4100 * FAX 208/769-7612
double our gold production within the next five years. That goal is backed up with a stable of excellent development and exploration properties already in our pipeline."

         Several significant projects related to growing Hecla's gold production are close to implementation in Venezuela, including continued exploration on the Block B gold property in the El Callao district. Exploration at Block B has been extremely encouraging, and Hecla continues to update and upgrade the final resource estimate, but has not yet finalized it. Assuming a favorable outcome of the exploration program and a final feasibility study, Hecla could begin underground ramp development at Block B before the end of the year. The company is also working on final feasibility for the development of the Canaima resource, near Hecla's La Camorra mine in Venezuela. Hecla is also looking into sinking a shaft to mine the deeper resources at Hecla's La Camorra gold mine and development of a custom gold milling business. In addition, Hecla has begun a development ramp on the Don Sergio vein at the San Sebastian mine in Mexico, with both silver and gold production expected from that area in 2004.

         Hecla's news release containing complete operating and financial results for the first six months of 2003 is scheduled for release on July 31.

         Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 112-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

         Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Vicki Veltkamp, vice president - investor and public relations,
         208/769-4144
         Hecla's Home Page can be accessed on the Internet at:
         http://www.hecla-mining.com
         ---------------------------


       6500 N Mineral Drive, Suite 200 * Coeur d'Alene, Idaho 83815-9408 *
                        208/769-4100 * FAX 208/769-7612